Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Amendment 1 to the Schedule 13G dated August 14, 2026 relating to the Common Stock, par value $0.01 per share, of ZoomInfo Technologies Inc. shall be filed on behalf of the undersigned.

RPD FUND MANAGEMENT LLC By: /s/ Ahmet H. Okumus
Name: Ahmet H. Okumus
Title: Managing Member

AHMET H. OKUMUS By: /s/ Ahmet H. Okumus